Exhibit 5.1

EXHIBIT 5.1 OPINION LETTER

June 4, 2014

Insulet Corporation

9 Oak Park Drive

Bedford, MA 01730

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-196486) (the “Registration Statement”) filed on June 3, 2014 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Insulet Corporation, a Delaware corporation (the “Company”), of (i) Convertible Senior Notes due 2019, (ii) shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), that may be issued upon conversion of the Convertible Senior Notes due 2019 and (iii) rights to purchase shares of Series A Junior Participating Cumulative Preferred Stock, which are attached to all shares of Common Stock issued. The Registration Statement became effective upon filing with the Commission. Reference is made to our opinion letter dated June 3, 2014 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the final prospectus (the “Final Prospectus”) filed on June 5, 2014 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Final Prospectus relates to the offering by the Company of (i) up to $201,250,000 aggregate principal amount of its 2.00% Convertible Senior Notes due 2019 (the “Notes”), (ii) the shares of the Company’s Common Stock that may be issued upon conversion of the Notes (the “Conversion Shares”), and (iii) rights to purchase shares of Series A Junior Participating Cumulative Preferred Stock, which are attached to all shares of Common Stock (the “Preferred Stock Purchase Rights” and collectively with the Notes and Conversion Shares, the “Securities”) covered by the Registration Statement. We understand that the Securities are to be offered and sold in the manner described in the Final Prospectus.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We refer to the Indenture, to be dated as of June 9, 2014, that is to be entered into by the Company and Wells Fargo National Bank, National Association, as trustee (the “Trustee”), establishing the terms of the Notes under such Indenture, in a form consistent with that authorized by the Company, as the “Indenture.”

Insulet Corporation

June 4, 2014

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the law of New York.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Notes have been duly authorized and, upon the due execution and delivery of the Indenture by each of the Company and the Trustee and the execution, authentication and issuance of the Notes (in the form examined by us) against payment therefor in accordance with the terms of the Underwriting Agreement and otherwise in accordance with the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The issuance of the Conversion Shares and the Preferred Stock Purchase Rights attached thereto has been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Notes are converted, the Conversion Shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable, and the Preferred Stock Purchase Rights attached to the Conversion Shares will be valid and binding obligations of the Company.

The opinions expressed in numbered opinion paragraph 1 above and with respect to the Preferred Stock Purchase Rights in numbered paragraph 2 above are subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the to the Company’s Current Report on Form 8-K dated June 6, 2014, which is incorporated by reference into the Registration Statement, and to the references to our firm under the caption “Legal matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Insulet Corporation

June 4, 2014

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP